Exhibit 10.2

January 17, 2024

Laura Peterson

TEL: [***]

EMAIL: [***]

Dear Laura,

In connection with your transition from serving as the President and Chief Executive Officer of Sarcos Technology and Robotics Corporation (“Parent”) and Sarcos Corp. (“Sarcos”), this letter sets forth the mutual understanding between you, Parent and Sarcos as to the terms of your continued employment by Parent and Sarcos as Executive Vice Chair.

Obligations

You will perform your duties faithfully and to the best of your ability, and it is expected that your service to Parent and Sarcos will be your primary business activity. Except as prohibited by applicable law, for the duration of the Employment Term, you agree not to actively engage in any other employment, occupation, or consulting activity for any direct or indirect remuneration without the prior approval of the Board, and you will not engage in any other activities that materially interfere with your obligations to Parent and Sarcos. Notwithstanding the foregoing but subject to Parent’s Corporate Governance Guidelines and any other applicable Parent or Sarcos policies, you may serve on the board of directors or equivalent body of one or more for-profit companies or non-profit organizations, in each case with the prior approval of the Board, and you may continue to serve on the board of directors of Air Transport Services Group and Accelya Group. You further agree to comply with all Parent and/or Sarcos policies, including, for the avoidance of any doubt, any insider trading policies and compensation clawback policies currently in existence or that may be adopted by Parent during the Employment Term.

Compensation and Term

Your service as Executive Vice Chair will begin on February 23, 2024 (the “Effective Date”) and will continue until the one-year anniversary of the Effective Date unless terminated earlier by Parent, Sarcos or you (the “Employment Term”). The Employment Term may also be extended by the mutual agreement of Parent, Sarcos and you. Your annualized salary will be $225,000 paid in accordance with Sarcos’ regular payroll practices, less all required withholdings and deductions. You will be a salary exempt employee. The compensation described in this letter is intended to compensate you for all services performed for Sarcos, Parent and their respective affiliates.

Bonus

You will not be entitled to participate in Parent’s annual bonus plan, but you will be eligible to participate in such bonus plan or to otherwise receive a bonus for your service as Executive Vice Chair, in either case at the discretion of Parent’s Board of Directors (the “Board”) or the Board’s Compensation Committee (the “Committee”). Any bonus may be based on achievement of performance goals as well as the terms and conditions of the bonus plan, if applicable. Your receipt of any achieved amount of bonus may be made subject to your continued employment with Sarcos through the earlier of the payment date and the end of the Employment Term, and such amount will not be earned if your employment with Sarcos terminates for any reason or no reason prior to such date.

Equity Awards

As further compensation for your service as Executive Vice Chair, subject to final approval by the Compensation Committee of the award, no later than March 29, 2024 (Parent’s next regular quarterly grant date), you will be granted a number of restricted stock units of Parent equal to $100,000 divided by the closing price of a share of Parent’s common stock on the grant date, with such quotient rounded to the nearest whole share (“RSUs”). Such RSUs shall vest in full on the one-year anniversary of the Effective Date, subject to your continued service. Following the vesting of the RSUs, you will receive one share of Parent common stock for each vested RSU (subject to tax withholding, which Sarcos may effect through the withholding of shares or selling shares to cover the applicable taxes and other withholding amounts).

The RSUs will be subject to the terms and conditions of Parent’s 2021 Equity Incentive Plan, as amended from time to time (“2021 Plan”) and the applicable RSU award agreement.

During your employment with Parent and Sarcos, you will be eligible to receive additional equity awards pursuant to any plans or arrangements Parent or Sarcos may have in effect from time to time. The Committee will determine in its discretion whether you will be granted any such additional equity awards and the terms of any additional equity award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.

Benefits/Expenses

You will be eligible to participate in Sarcos’ employee benefit plans and policies, subject to qualifying for such plans and policies, as modified from time to time in Sarcos’ sole discretion.

Sarcos will reimburse you for reasonable business expenses and other disbursements paid by you in the performance of your duties and responsibilities with Parent and Sarcos, in accordance with Sarcos’ policies, as they may be adopted or modified from time to time.

Board Membership

It is expected that you will continue to serve on the Board during the Employment Term and at least until your current term expires in 2026.

Other Terms of Employment

You will be required to adhere to such policies and procedures as Parent or Sarcos may adopt from time to time, including policies relating to time records, reimbursement requests and work reports. Your Sarcos Employee Intellectual Property Agreement continues in full force and effect. This letter supersedes any prior representations or agreements regarding the subject matter hereof, whether written or oral.

Employment at Will

By signing this letter, you understand and agree your employment will continue at-will. Therefore, your employment can terminate, with or without cause, and with or without notice, at any time, at your option or Parent’s or Sarcos’ option. This at-will relationship will remain in effect throughout your employment with Sarcos or any of its subsidiaries or affiliates. The at-will nature of your employment, as set forth in this paragraph, can be modified only by a written agreement signed by Parent, Sarcos and you, which expressly alters it. This at-will relationship may not be modified by any oral or implied agreement, or by any policies, practices, or patterns of conduct.

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Sincerely,

Sarcos Technology and Robotics Corporation

By: /s/ Dennis Weibling

Name: Dennis Weibling

Title: Chairman of the Board

Date: January 17, 2024

Sarcos Corp.

By: /s/ Stephen Sonne

Name: Stephen Sonne

Title: Chief Legal Officer

Date: January 17, 2024

ACCEPTED BY:

/s/ Laura J. Peterson

Name: Laura J. Peterson

Date: January 17, 2024

[Signature page to employment letter – L. Peterson]